Exhibit 10(y)

Dual Employment Agreement
Innovex, Inc.

This Employment and Confidentiality Agreement (hereinafter “Agreement”) is entered into between Innovex, Inc. and Mr. Brian Dahmes (“Employee”) as of  April 1, 2008. This agreement replaces and supersedes any prior agreement.

WHEREAS, Innovex is a technology company engaged in continuing research and development; and

WHEREAS, the Employee has been hired by Innovex as Vice President – Engineering to perform such duties as may from time to time be directed by Innovex; and

WHEREAS, Innovex and the Employee deem it essential to formalize the conditions of Employee’s employment by written agreement; and

WHEREAS, the Employee has entered into this Agreement in consideration of his/her employment with Innovex, the benefits associated with that employment and the additional consideration provided for in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, it is hereby agreed by and between the parties hereto as follows:

1.	Employment Duties and Obligations. Innovex hereby employs the Employee and the Employee accepts such employment on the following terms and conditions:

1.1.
Duties.  Except as otherwise herein provided at Section 1.3, the Employee shall devote his full business time and best efforts to the operations of Innovex, including normal duties as Vice President – Engineering. Employee agrees to faithfully and diligently exert his best efforts to perform the duties and responsibilities of employment, promote the interest and welfare of Innovex and its business, be familiar with Innovex’s policies that relate to his duties and to abide by these policies, and do nothing which may cause loss or damage to Innovex, its business or its business reputation and goodwill.  During the period of employment, Employee agrees not to solely, or jointly with others, undertake or join any planning for or organization of any business activity competitive with the business activities of Innovex.  Employee further agrees to comply with all reasonable rules, regulations, orders and directives of Innovex and/or its Board of Directors (“Board”). Employee acknowledges that some of the duties for this position are related to supporting the continuity of Innovex Inc. corporate technology, customers and suppliers. Another part of the duties is the day to day activities in support of the Thailand operation.

1.2.	Supervision. Employee shall at all times discharge his duties in consultation with, and under the supervision of the Chief Executive Officer and the Board of Directors.

1.3.
Outside Activities.  This Agreement shall not preclude the Employee from participating in the affairs of any other business organization, or any governmental, educational or other charitable institution, provided that the Board is notified in advance of such participation and has determined that such activities do not unreasonably interfere with Innovex’s business or diminish the Employee’s obligations under this Agreement.  Such determination by the Board shall not be unreasonably withheld.

1.4.
Representation.  The  Employee warrants and represents to Innovex that Employee has no contractual commitments inconsistent with obligations set forth in this Agreement, and that during the period of employment, Employee will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement, and which are not authorized by Innovex.

2.	Compensation and Benefits. In return for the Employee’s services to Innovex, the Employee shall receive compensation and benefits which shall include the following:

2.1
US Dollar Salary.  In recognition of the employees contribution to corporate technology advancement, customer and supplier development and other contributions related to knowledge acquired or applied to activities outside of Thailand the Employee shall receive an initial monthly base salary of no less than US$ 8,679.39 ( eight thousand six hundred seventy nine dollars and thirty nine cents ) - less applicable withholdings, payable no less frequent than monthly and pursuant to Innovex’s payroll policy.  Salary reviews shall occur at least once per year and the Board shall grant Employee such salary increases based upon the Employee’s performance as the Board in its sole discretion deems appropriate.

2.2
Thai Baht Salary.  In recognition of the employees contribution to ongoing Thailand operations employee shall receive an initial monthly base salary of no less than Baht 164,800.00 ( one hundred sixty four thousand eight hundred Baht ) - less applicable withholdings, payable no less frequent than monthly and pursuant to Innovex (Thailand) Ltd payroll policy.  This is a rate consistent with local Thailand compensation scales and practices.

2.3
Incentive Stock Options.  Innovex may grant Employee stock options based upon performance and in addition to any cash bonus.  These stock option bonuses shall be at the sole discretion of the Board of Directors.  Stock option bonuses are generally granted at the end of Innovex’s fiscal year (September), and the exercise price for stock option bonuses is the fair market value of the stock on the date these options are granted, as determined by the mean of the high and low NASDAQ bid price for Innovex stock on the applicable date.

2.4
Stock Option Plans.  All options granted shall be granted pursuant to and subject to the conditions of the applicable Stock Option Plan(s) adopted by the Board of Directors and approved by the shareholders, subject further to any amendments thereto.

2.5
Other Options and Bonuses.  All other options or bonuses, whether in cash or stock, shall be granted at the sole discretion of Innovex Management, and the Employee shall not earn or accrue any right or additional compensation by reason of his/her employment.

2.6
Other Employee Benefits.  The Employee shall receive such employee benefits as are offered by Innovex to other Thailand based employees and as detailed in their Innovex (Thailand) Ltd. Employment Agreement. As a USA origin employee he will continue to be eligible for the Innovex Inc. standard health, dental and life insurance plans and continue to be eligible for the Vice President car allowance of $687.51 ( six hundred eighty seven dollars and fifty one cents ) per month according to Innovex Inc policy. Innovex will also pay for all reasonable actual costs related to storage of goods in the USA until termination of this agreement plus 30 (thirty) days.

2.7
Reimbursable Business Expenses.  In addition to salary and other benefits, Innovex will advance or reimburse Employee for any ordinary, necessary, and reasonable expenses incurred by Employee in the interest of Innovex.  Innovex shall reimburse the Employee upon submission to Innovex of any records and documentation required by Innovex to substantiate said expenses.

2.8	Holidays. Employee shall be entitled to holidays which are normally granted to other employees in accordance with Innovex’s policy in the location in which the employees daily activities occur.

2.9	Relocation. Upon termination of this agreement Employee will be provided with relocation as provided for in his Innovex (Thailand) Ltd Employment Agreement.

3.
Term and Termination.  Employee understands and agrees that he is an employee at will, and as such, his employment can be terminated by him or Innovex at any time, with or without reason or cause.  In lieu of any severance claim on or prior to 31 May 2013 Employee will be paid the sum of $104,152.68 ( one hundred four thousand one hundred fifty two dollars and sixty eight cents ) and Baht 1,977,600 (one million nine hundred seventy seven thousand six hundred Thai Baht) on or about 31 May 2008 with the following contingencies:

3.1
If Employee’s employment is terminated by Innovex involuntarily for other than cause on or prior to 31 May 2013, Employee will be provided with 90 days notice. Employee severance payment will be considered already paid in full.

3.2
However, should Employee’s employment be terminated by Innovex involuntarily and for any of the following reasons after 31 May 2013 Employee will be provided with 90 days notice and will be entitled to severance equal to the following schedule at the time of termination, provided that Employee signs and does not rescind an agreement releasing any and all claims against Innovex, its affiliates and related entities and does not breach the terms under Sections 4, 5, and 6 of this Agreement and their subparts either during or after termination of employment.:

3.2.1	If after 31 May 2013 and on or before 31 May 2014 severance will be equal to 3 (three) months total US and Thai base pay at that time.

3.2.2	If after 31 May 2014 and on or before 31 May 2015 severance will be equal to 6 (six) months total US and Thai base pay at that time.

3.2.3	If after 31 May 2015 and on or before 31 May 2016 severance will be equal to 9 (nine) months total US and Thai base pay at that time.

3.2.4	If after 31 May 2016 severance will be equal to 12 (twelve) months total US and Thai base pay at that time.

The circumstances that shall require severance payment after 31 May 2013 and per this schedule, subject to the exceptions provided herein, to Employee are as follows:

(a)	involuntary termination (not including death or disability) other than “Termination for Cause” (as defined below);

(b)	the termination of Innovex’s operations as a result of bankruptcy or insolvency;

(c)	a “Change in Control” (as defined below) of Innovex

(d)
Termination by the Employee for Good Reason, effective upon the Chief Executive Officers receipt of Employee’s written notice of termination, which shall include a detailed explanation as to why he believes Good Reason exists. Good Reason shall only exist if the Employee experiences a material reduction in his compensation or responsibilities (except if such change is made available  as reasonable accommodation in the event of Employee’s Disability or other inability to perform his duties due to a physical or mental condition)

3.3
Termination for Cause.  Employee is not entitled to receive the severance identified in Section 3 of this Agreement if his/her termination is a “Termination for Cause.”  For purposes of this Agreement, a “Termination for Cause” shall occur if:

3.3.1
The Employee is indicted or a claim is brought against him alleging the commission of a felony or any misdemeanor arising out of a theft, embezzlement, other act of dishonesty, moral turpitude, or any willful violation of the Securities Exchange Act of 1934, as amended; or

3.3.2	The Employee engages in acts of personal dishonesty that are intended to result in substantial personal enrichment of the Employee at the expense of Innovex; or

3.3.3	The Employee breaches any of his obligations under this Agreement; or

3.3.4	Gross mismanagement.

In the case of termination pursuant to Sections 3.3.3.or 3.3.4. herein, Employee shall be given written notice of the reason for termination and a 30 day period in which to cure the breach or violation to the satisfaction of the Board of Directors, in its sole discretion, or Innovex may terminate the Employee immediately and pay the Employee for 30 days, if the Board of Directors determines no cure to the breach or violation would be acceptable.  Employee will be terminated immediately in the case of termination pursuant to Sections 3.3.1 and 3.3.2 and paid through the last day of employment.

3.4
Change in Control.  As used in this Agreement, a “Change in Control” shall mean a Change in Control which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not Innovex is then subject to such reporting requirements and which does not arise from a transaction or a series of transactions authorized, recommended or approved by formal action taken by the Board, including, without limitation, if:

3.4.1
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), other than Innovex’s officers and directors as a group, directly or indirectly, of securities of Innovex representing 20% or more of the combined voting power of Innovex’s then outstanding securities; or

3.4.2	There ceases to be a majority of the Board comprised of individuals described below.

3.4.3
For purposes of this Section 3.4 only, the “Board” shall mean: (a) individuals who on the date hereof constituted the Board of Innovex; and (b) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

3.5
Continued Employment After Change in Control.  Employee agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control of Innovex occurring after the date hereof, Employee will remain in the employ of Innovex for a period of 90 days from the occurrence of such Change in Control.  This continued employment shall not affect the Employee’s right to severance as provided for in Section 3 of this Agreement.  If Employee continues to be employed after 90 days from the occurrence of the Change in Control by the Company or its successor, the Employee will not be entitled to the severance provided for in Section 3.2.

3.6
Termination by Employee.  Employee may terminate his employment pursuant to this Agreement at any time by giving Innovex 6 (six) months written notice and further agrees that during the notice period he will provide all reasonable aid and assistance in hiring, training, and introducing his replacement as may be requested by Innovex and will undertake such other responsibilities as Innovex may direct.  Innovex may shorten or waive entirely the notice period at Innovex’s sole discretion.  Employee acknowledges and understands that if he/she voluntarily terminates his employment he is not entitled to receive the severance described in Section 3.2 of this Agreement.

4.
Confidentiality.  During the period of employment with Innovex, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by Innovex and which are used in the operation of Innovex’s business.  “Trade secrets and other proprietary and confidential information” shall be understood to mean any information or knowledge possessed by Innovex which is not generally known to or readily ascertainable by outside parties who can obtain economic value from its use or disclosure.  This shall include, without limitation, inventions, discoveries, ideas, know-how, research and development information, designs, specifications, formulas, patterns, compilations, computer programs, devices, methods, techniques, processes, data, improvements, ideas, algorithms, computer processing systems, drawings, proposals, job notes, reports, records, specifications, information concerning any matters relating to the business of Innovex and any of its customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of Innovex and Innovex’s good will.

4.1
Nondisclosure.  Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets or other proprietary and confidential information either during the term of his employment or at any time thereafter, except as required during the period of employment with Innovex.

4.2
Information Disclosed Remains Property of Innovex.  All ideas, concepts, information, and written material disclosed to Employee by Innovex, or acquired from a customer or prospective customer of Innovex, are and shall remain the sole and exclusive property and proprietary information of Innovex or such customers, and are disclosed in confidence by Innovex or permitted to be acquired from such customers in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Innovex’s business.

4.3
Return of Material.  Employee agrees that, upon request of Innovex or upon termination of employment for any reason, Employee shall deliver to Innovex originals and any copies of all documents, files, disks or other computer media, or other material in his possession or under his control that (a) may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and confidential information as set forth in Sections 4, 4.1, and 4.2 above, or (b) are connected with or derived from Employee’s services to Innovex.

5.
Inventions and Creations.  Any and all inventions, discoveries, improvements, or creations (collectively, “Inventions”) made or conceived by Employee during the period of his employment by Innovex shall be the property of Innovex.  Employee hereby assigns to Innovex all of his rights to any such Inventions and agrees to promptly disclose any such Inventions in writing to Innovex.  Employee further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to apply for patent, copyright or trademark protection in all countries.

5.1
Exceptions.  Section 5 of this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Innovex was used and which was developed entirely on Employee’s own time and (a) which does not relate (i) directly to the business of Innovex or (ii) to Innovex’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for Innovex.  Attachment 1 hereto constitutes a complete list of the inventions made by Employee prior to employment by Innovex as to which he has at least partial ownership.  Innovex shall have no claim of right or title to the inventions listed on Attachment 1.

5.2
Definition of Inventions.  For purposes of this Agreement, the term “Inventions” shall mean discoveries, improvements, and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, which (a) relate directly to the business of Innovex; (b) relate to Innovex’s actual or demonstrably anticipated research or development; or (c) result from any work performed by Employee for Innovex, or for which equipment, supplies, facilities or trade secret information of Innovex is used, or which is developed on Innovex time.

5.3
Non-Covered Inventions.  Should the Employee make a discovery, improvement or Invention that is not covered by the provisions of this Agreement (a “Non-Covered Invention”), the Employee may, at his sole option, disclose the Non-Covered Invention to Innovex and Innovex shall then have a right of first refusal to enter into a license agreement with Employee to acquire rights thereunder.  If negotiations extend for more than six months from the date of disclosure to Innovex, Employee shall be free to submit the Non-Covered Invention to others without obligation to Innovex and with respect to such Non-Covered Invention.

6.
Covenant Not to Compete.  Employee agrees that he will not, during the course of employment, or for a period of twelve (12) months commencing upon termination of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, develop, or assist others to be developed, any product functionally similar to the product(s) developed or under development by Innovex.  The term “develop” shall mean to design, create general or detailed functional or technical specifications for, enhance, or with respect to software, create or write code for, debug, or otherwise modify code for, or otherwise participate in the creation or modification of software product(s).  Employee further agrees that he will not, during the period of employment or for a period of six months commencing upon the termination of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, perform services for any directly competing business in the same field of commercial activities that Innovex pursues or engages in or engage or assist (a) in the organization of any such competing business or (b) in any preparations for the manufacture, assembly, production, or design of any product which competes with products of Innovex.

6.1
Employee’s Acknowledgments and Agreements. Employee acknowledges and agrees that the products developed by Innovex, are or are intended to be marketed and licensed to customers throughout the world.  Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are part of said covenant.  Employee also acknowledges and agrees that this covenant will not preclude Employee from becoming gainfully employed following termination of employment with Innovex.

6.2
Inducing Employees to Leave Innovex; Employment of Employees.  Any attempt on the part of Employee to induce others to leave Innovex’s employ or terminate any other business relationship, or any effort by employee to interfere with Innovex’s relationship with its other employees, independent contractors, or consultants would be harmful and damaging to Innovex.  Employee agrees that during the period of employment and for a period of two years after termination, Employee will not in any way, directly or indirectly (a) induce or attempt to induce any employee, independent contractors, or consultant of Innovex to quit employment  or terminate their business relationship with Innovex; (b) otherwise interfere with or disrupt Innovex’s relationship with its employees, independent contractors, or consultants; (c) solicit, entice, or hire away any employee, independent contractors, or consultant of Innovex; or (d) hire or engage any employee, independent contractor or consultant of Innovex or any former employee, independent contractor or consultant of Innovex whose employment or business relationship with Innovex ceased less than one year before the date of such hiring or engagement.

6.3
Nonsolicitation of Business.  For a period of two years from the date of termination of employment, Employee will not divert or attempt to divert from Innovex any business Innovex had enjoyed or solicited from its customers during the year prior to termination of his employment.

7.0           Miscellaneous Provisions.

7.1
Remedies – Injunction.  In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Innovex, in addition to and not in limitation of any other rights, remedies or damages available to Innovex at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

7.2
Severability.  In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

7.3
Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of Minnesota.  All legal actions arising under this Agreement shall be instituted in, and both Innovex and Employee consent to the jurisdiction of, the court of Hennepin County, Minnesota.

7.4	“Innovex” Defined. “Innovex” shall mean Innovex, Inc., Iconovex, and any of their existing or future affiliates, including parent companies, divisions, joint ventures, and partnerships.

7.5
Amendment or Termination.  This Agreement replaces and supersedes all prior agreements between Innovex and Employee relating to the same subject matter. In case of conflict with any subsidiary agreement, this agreement will take precedence.  This Agreement may not be terminated, amended, or modified in any way, except in writing signed by both Innovex and Employee.

7.6
Survival.  Notwithstanding any termination of this Agreement, regardless of the reason, Employee, in consideration of his employment thereunder to the date of such termination shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

7.7
Agreement Read, Understood, and Fair.  Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable, are reasonably required for the protection of the interests of Innovex and that he has been provided adequate consideration in return for agreeing to be bound by those provisions.

AGREED:

Dated: April 1, 2008	/s/ Brian Dahmes
Brian Dahmes

INNOVEX, INC.

Dated: April 1, 2008	/s/ Terry Dauenhauer
By: Terry Dauenhauer
Its: Chief Executive Officer

Attachment 1

INVENTIONS MADE BY EMPLOYEE PRIOR TO EMPLOYMENT BY INNOVEX

None.

Innovex ( Thailand ) Limited
Employment Agreement

This Employment and Confidentiality Agreement (hereinafter “Agreement”) is entered into between Innovex (Thailand) Limited and Mr. Brian Dahmes (“Employee”) effective as of April 1, 2008.

WHEREAS, Innovex is a technology company engaged in continuing research and development and Innovex (Thailand) Ltd is a solely owned subsidiary; and

WHEREAS, the Employee has been hired by Innovex (Thailand) Ltd in the position of  Vice President – Engineering to perform such duties as may from time to time be directed by Innovex (Thailand) Ltd; and

WHEREAS, Innovex (Thailand) Ltd and the Employee deem it essential to formalize the conditions of Employee’s employment by written agreement; and

WHEREAS, the Employee has entered into this Agreement in consideration of Innovex (Thailand) Ltd’s continuing employment and the benefits associated with that employment, including the severance benefits provided for under this Agreement;

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, it is hereby agreed by and between the parties here to as follows:

1.	Employment Duties and Obligations. Innovex hereby employs the Employee and the Employee accepts such employment on the following terms and conditions:

1.1.
Duties.  The Employee shall devote their full business time and best efforts to the operations of Innovex, including normal duties as Vice President – Engineering.  Employee agrees to faithfully and diligently exert their best efforts to perform the duties and responsibilities of employment, promote the interest and welfare of Innovex and its business, be familiar with Innovex (Thailand) Ltd policies that relate to those duties and to abide by these policies, and do nothing which may cause loss or damage to Innovex, its business or its business reputation and goodwill.  During the period of employment, Employee agrees not to solely, or jointly with others, undertake or join any planning for or organization of any business activity competitive with the business activities of Innovex.  Employee further agrees to comply with all reasonable rules, regulations, orders and directives of Innovex, its management and/or its Board of Directors (“Innovex Management”).

1.2.	Supervision. Employee shall at all times discharge their duties in consultation with, and under the supervision of the Chief Executive Officer.

2.	Compensation and Benefits. In return for the Employee’s services to Innovex (Thailand) Ltd., the Employee shall receive compensation and benefits which shall include the following:

2.1
Salary. Employee will receive a base salary of 164,800.00 ( one hundred sixty four thousand eight hundred ) Baht/month.  This salary will be paid at the end of each month and is subject to Thai income tax.

2.2
Annual Cash Bonus. Employee will be eligible for annual cash performance bonuses, determined before the end of each calendar year. The size of these annual bonuses is not fixed or guaranteed, but typically is between 0.5 to 1.5 months depending on performance. Employees performance is determined using the annual performance appraisal system. These annual cash bonuses are based on Thai base salary only, excluding any housing allowance. These bonuses are at the sole discretion of the management.

2.3	Company Incentive Bonus. Employee will be eligible for an incentive bonus based upon the corporate incentive program, dependant on the company performance.

2.4	Healthcare. Benefit will be provided as per Innovex (Thailand) Ltd policy.

2.5
Housing & Transportation Allowance.  In addition to base salary, Employee shall also receive a combined housing/transportation allowance of 30,000 ( thirty thousand ) Baht/month. This allowance is subject to Thai income tax

2.6
Schooling Expenses. All tuition and fees related to pre-University schooling will be paid or reimbursed by Innovex (Thailand) Ltd for all children up to and including the age of 18. This will be done in compliance with the company expat benefit plan regulations. These fees will be grossed up for Thai tax payment.

2.7
Reimbursable Business Expenses.  In addition to salary and other benefits, subject to compliance with Innovex policy, Innovex (Thailand) Ltd will advance or reimburse Employee for any ordinary, necessary, and reasonable expenses incurred by Employee in the interest of Innovex (Thailand) Ltd.  Innovex (Thailand) Ltd shall reimburse the Employee upon submission to Innovex (Thailand) Ltd of any records and documentation required by Innovex (Thailand) Ltd to substantiate said expenses.

2.8	Holidays. Employee shall be entitled to holidays, which are normally granted to other Thailand (Thailand) Ltd employees.

2.9
Vacation.  Employee will accrue vacation monthly at a rate equivalent to 20 days per year. Maximum allowable accrual amount will be 20 days. Employee and immediate family will also be provided with 2 round trip economy airfare to the USA city of choice to be used prior to termination of this contract.

2.10
Relocation Expenses.  In case of termination by Innovex (Thailand) Ltd reasonable actual costs to relocate the Employee and family to their home country will be paid or reimbursed by Innovex (Thailand) Ltd. The management, in its sole discretion will determine what is reasonable, normal expenses would include but not be limited to sea shipment of personal items, economy airfare for employee and immediate family and temporary living accommodations. After April 1, 2010 even in case of resignation employee will be eligible for this same relocation benefit as long as the return to the USA and expenses are incurred within 30 (thirty) days of resignation effective date.

3.
Termination. Employee understands and agrees that they are an employee at will, and as such, their employment can be terminated by Innovex (Thailand) Ltd at any time, without reason or cause. However, should Employee’s employment be terminated by Innovex(Thailand) Ltd involuntarily for any of the following reasons, Employee be provided with 90 days notice and will be entitled to severance benefits as designated in his Innovex Inc employment agreement. Additional severance benefits may be granted at the sole discretion of Innovex management.  The circumstances that shall require such termination pay to Employee are as follows:

(a)	involuntary termination for other than cause, to include, without limitation, termination due to corporate restructuring;

(b)	the termination of Innovex operations as a result of bankruptcy or insolvency; or

(c)	Employee’s “Total Disability.”

3.1	Termination for Cause. For purposes of this Agreement, a “Termination for Cause” shall occur if:

3.1.1
The Employee is indicted or any information is brought against employee alleging the commission of a felony or any misdemeanor arising out of a theft, embezzlement, other act of dishonesty, moral turpitude, or any willful violation of the Innovex work rules and regulations or:

3.1.2	The Employee breaches any of their obligations under this Agreement; or

3.1.3	Gross mismanagement.

In the case of termination pursuant to paragraphs 3.1.2 or 3.1.3 herein, Employee shall be given written notice of the facts believed to constitute grounds for termination and a 30-day period in which to cure those grounds to the satisfaction of Innovex Management, in its sole discretion.

Total Disability.  For purposes of this Agreement, the Employee’s “Total Disability” shall occur if Employee becomes unable to substantially perform their duties under this Agreement by reason of any medically determinable physical or mental impairment which is expected to last for a continuous period of 12 months or more or is likely to result in death.  The existence of a “Total Disability,” if one exists, must be attested to by a duly licensed physician with an acknowledged specialty, or board certification, if applicable, in the type of disability alleged to exist.

3.2
Termination by Employee.  Employee may terminate their employment pursuant to this Agreement at any time by giving Innovex 6 (six) months written notice and further agrees that during the notice period employee will provide all reasonable aid and assistance in hiring, training, and introducing their replacement as may be requested by Innovex and will undertake such other responsibilities as Innovex may direct.  Innovex may shorten or waive entirely the notice period at Management’s sole discretion.  In the event Employee fails to provide the 60-days notice required herein, in addition to all other remedies provided to Innovex under this agreement or at law, Innovex shall have the right to offset any other sums it may owe Employee as and for damages Innovex in its reasonable discretion deems results from Employee's failure to provide the required 60-day notice.

4
Confidentiality.  During the term of employment with Innovex, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information, which are owned by Innovex and which are used in the operation of Innovex business.  “Trade secrets and other proprietary and confidential information” shall be understood to mean any information or knowledge possessed by Innovex which is not generally known to or readily ascertainable by outside parties who can obtain economic value from its use or disclosure.  This shall include without limitation, inventions, discoveries, ideas, know-how, research and development information, designs, specifications, formulas, patterns, compilations, computer programs, devices, methods, techniques, processes, data, improvements, ideas, algorithms, computer processing systems, drawings, proposals, job notes, reports, records, specifications, information concerning any matters relating to the business of Innovex and any of its customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of Innovex and Innovex good will.

4.1
Nondisclosure.  Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets or other proprietary and confidential information either during the term of their employment or at any time thereafter, except as required in the course of employment with Innovex.

4.2
Information Disclosed Remains Property of Innovex.  All ideas, concepts, information, and written material disclosed to Employee by Innovex, or acquired from a customer or prospective customer of Innovex, are and shall remain the sole and exclusive property and proprietary information of Innovex or such customers, and are disclosed in confidence by Innovex or permitted to be acquired from such customers in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Innovex business.

4.3
Return of Material.  Employee agrees that, upon request of Innovex or upon termination of employment, Employee shall turn over to Innovex originals and any copies of all documents, files, disks or other computer media, or other material in their possession or under their control that (a) may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and confidential information as set forth in paragraphs 4, 4.1, and 4.2 above, or (b) are connected with or derived from Employee’s services to Innovex.

5
Inventions and Creations.  Any and all inventions, discoveries, improvements, or creations (collectively, “Inventions”) made or conceived by Employee during the period of their employment by Innovex shall be the property of Innovex.  Employee hereby assigns to Innovex all of their rights to any such Inventions and agrees to promptly disclose any such Inventions in writing to Innovex.  Employee further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to apply for patent, copyright or trademark protection in all countries.

5.1
Exceptions.  Paragraph 5 of this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Innovex was used and which was developed entirely on Employee’s own time and (a) which does not relate (i) directly to the business of Innovex or (ii) to Innovex actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for Innovex; or (c) made by Employee prior to employment by Innovex as to which employee has at least partial ownership.  Innovex shall have no claim of right or title to the inventions listed on Attachment 1. Attachment 1 hereto constitutes a complete list of the inventions made by Mr. Brian Dahmes.

5.2
Definition of Inventions.  For purposes of this Agreement, the term “Inventions” shall mean discoveries, improvements, and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, which (a) relate directly to the business of Innovex; (b) relate to Innovex actual or demonstrably anticipated research or development; or (c) result from any work performed by Employee for Innovex, or for which equipment, supplies, facilities or trade secret information of Innovex is used, or which is developed on Innovex time.

5.3
Non-Covered Inventions.  Should the Employee make a discovery, improvement or Invention that is not covered by the provisions of this Agreement (a “Non-Covered Invention”), the Employee may, at their sole option, disclose the Non-Covered Invention to Innovex and Innovex shall then have a right of first refusal to enter into a license agreement with Employee to acquire rights there-under.  If negotiations extend for more than six (6) months from the date of disclosure to Innovex, Employee shall be free to submit the Non-Covered Invention to others without obligation to Innovex and with respect to such Non-Covered Invention.

6
Covenant Not to Compete.  Employee agrees that they will not, during the course of employment, or for a period of twelve (12) months commencing upon expiration of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, develop, or assist others to be developed, any product functionally similar to the product(s) developed or under development by Innovex.  Employee further agrees that they will not, during the course of employment or for a period of six (6) months commencing upon the expiration of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, perform services for any competing business in the same field of commercial activities or engage or assist (a) in the organization of any competing business or (b) in any preparations for the manufacture, assembly, production, or design of any product which competes with products of Innovex.

6.1
Employee’s Acknowledgments and Agreements.  Employee acknowledges and agrees that the products developed by Innovex are or are intended to be marketed and licensed to customers throughout the world.  Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are part of said covenant.

6.2
Inducing Employees to Leave Innovex; Employment of Employees.  Any attempt on the part of Employee to induce others to leave Innovex employment, or any effort by employee to interfere with the Innovex relationship with its other employees would be harmful and damaging to Innovex.  Employee agrees that during the term of employment and for a period of two years thereafter, Employee will not in any way, directly or indirectly (a) induce or attempt to induce any employee of Innovex to quit employment with Innovex; (b) otherwise interfere with or disrupt the Innovex relationship with its employees; (c) solicit, entice, or hire away any Employee of Innovex; or (d) hire or engage any employee of Innovex or any former employee of Innovex whose employment with Innovex ceased less than one year before the date of such hiring or engagement.

6.3
Non-solicitation of Business.  For a period of two years from the date of termination of employment, Employee will not divert or attempt to divert from Innovex any business Innovex had enjoyed or solicited from its customers during the year prior to termination of their employment.

7	Miscellaneous Provisions.

7.1
Remedies – Injunction.  In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Innovex, in addition to and not in limitation of any other rights, remedies or damages available to Innovex at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

7.2
Severability.  In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

7.3
 “Innovex” Defined.  “Innovex” shall mean Innovex, Inc., Innovex Precision Components, Inc., Innovex Southwest, Inc., Innovex (Thailand) Limited, and any of their existing or future affiliates, including parent companies, subsidiaries, divisions, joint ventures, and partnerships.

7.4
Amendment or Termination.  This Agreement replaces and supersedes all prior agreements between Innovex and Employee relating to the same subject matter.  This Agreement may not be terminated, amended, or modified in any way, except in writing signed by both Innovex and Employee.

7.5
Survival.  The obligations of the parties under this Agreement do not depend on conditions outside this Agreement and shall survive Employee’s termination of employment with Innovex, regardless of the reason for termination.

7.6
  Agreement Read, Understood, and Fair.  Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Innovex.

AGREED:

Dated: April 1, 2008	/s/ Brian R. Dahmes
Brian Dahmes

INNOVEX (THAILAND) LTD

Dated: April 1, 2008	/s/ Terry M. Dauenhauer
By: Terry M. Dauenhauer
Its: Chief Executive Officer

Attachment 1

INVENTIONS MADE BY EMPLOYEE PRIOR TO EMPLOYMENT BY INNOVEX

None.